Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Charlie Stack, (336) 519-4710

HANESBRANDS REPORTS THIRD-QUARTER 2011 RESULTS AND UPDATES FULL-YEAR 2011 GUIDANCE FOR EPS AND SALES GROWTH

WINSTON-SALEM, N.C. (Nov. 2, 2011) – HanesBrands (NYSE: HBI) today reported strong third-quarter earnings growth of 44 percent on record margins and a 5 percent sales increase.

Diluted earnings per share in the quarter increased to $0.91, compared with $0.63 a year ago. The operating profit margin of 12.4 percent was an all-time high, increasing 270 basis points over the prior year, while the gross profit margin expanded 360 basis points despite higher cotton and commodity costs.

Earnings growth significantly outpaced sales growth as a result of strong segment operating profitability in Innerwear, up 44 percent, Outerwear, up 45 percent, and Direct to Consumer, up 16 percent. The November 2010 acquisition of Gear For Sports contributed significantly to Outerwear profit growth, although segment operating profit still increased 10 percent without the benefits.

Net sales for the third quarter increased 5 percent to $1.23 billion, up from $1.17 billion. Sales for Innerwear, the company’s largest segment, were up slightly. Socks and male underwear, the product categories with the largest price increases, performed best with sales increases of 4 percent and 10 percent, respectively. Product price increases have been successful, and even with the most recent price increase taken in late September, unit elasticity is running at or better than expectations. The growth in Innerwear basics in the quarter was offset by declines in intimate apparel. The Outerwear segment increased 11 percent due to the acquisition of Gear For Sports, and International segment sales growth was 12 percent.

Overall, profit growth in the quarter was above the company’s expectations due to strong net price, mix of products sold, and cost control. Sales growth was below the company’s expectations in part due to the softer-than-expected retail environment during the key back-to-school period of August as well as retailers’ focus on tightly managing inventory levels in this inflationary environment. Importantly however, point-of-sale trends have rebounded in September and October. Given current trends, Hanes remains confident in its ability to deliver strong 2011 EPS growth of more than 25 percent and is narrowing its guidance range for full-year EPS to $2.75 to $2.85, the middle of its previous range.

“We are very pleased with our strong profit and margin growth in the third quarter. It validates our investment in our brands, our approach to managing inflation with price, and our ability to control costs,” Hanes Chairman and Chief Executive Officer Richard A. Noll said. “We will stay focused on executing our strategies to deliver strong results for the remainder of 2011.”

HanesBrands Reports Third-Quarter 2011 Results and Updates Full-Year 2011

Guidance for EPS and Sales Growth – Page 2

Financial Highlights and Business Segment Summary

Key business segment highlights include:

•

Innerwear segment operating profit increased 44 percent, driven by price increases, supply chain efficiency savings, lower customer service costs compared with last year, and favorable mix of products sold.

Segment sales increased 1 percent in the quarter. Retailers experienced softness in store traffic and consumer spending in the key back-to-school sales month of August, although point-of-sale patterns returned to favorable levels in September and October. As a result of inflation, retailers are more tightly managing inventory levels than Hanes expected.

The strength of the company’s brands was reflected in the impact of price increases for cotton products in the quarter with unit elasticity within the company’s expectations. For example, Hanes has taken multiple price increases this year on underwear and socks, but both were among the best performing product categories in Innerwear and unit declines are now running better than company assumptions.

Sales declined for intimate apparel as a result of the back-to-school and inventory issues noted above as well as slowing spending trends for the company’s key intimate apparel consumer demographic of women over 35 years old.

“Brands are more important than ever, and our price increases for cotton products are helping us mitigate the margin pressure from cotton and other cost inflation,” said William J. Nictakis, Hanes’ co-chief operating officer. “In addition to price increases in February and June, we instituted another price increase in late September for cotton-based products, and early point-of-sale performance is good. While cautious about the consumer environment, we are focused on maintaining historical norms for margins and addressing weakness in the intimate apparel categories.”

•

Outerwear segment operating profit increased 45 percent on an 11 percent increase in sales. Operating margin in the quarter was 12.8 percent, the highest ever for the segment. Contributions from Gear For Sports, a favorable mix of products sold, increased pricing, and SG&A cost control contributed to strong profit and margin growth.

Excluding Gear For Sports, segment sales declined 10 percent as a result of a retailer’s decision to focus the company’s Just My Size brand toward more core basics versus a mix with fashion-oriented lines and as a result of general retailer inventory control based on a cautious outlook for consumer spending.

The sales, operating profit and acquisition synergies related to Gear For Sports are all progressing in line with company expectations. The company has announced that Gear For Sports’ screen-printing facility in Chillicothe, Mo., will close in December and production will be transferred to a new production facility in Reynosa, Mexico, that will support Gear For Sports and other Hanes graphic apparel businesses.

HanesBrands Reports Third-Quarter 2011 Results and Updates Full-Year 2011

Guidance for EPS and Sales Growth – Page 3

•

International segment operating profit decreased 5 percent, even though net sales increased 12 percent. Operating profit declined as a result of lower sales of intimate apparel in Canada and casualwear in Europe.

The company had continued strong double-digit sales growth in Asia and South America. The asset acquisition of TNF Group in Australia contributed a quarter of the International segment’s sales growth.

Excluding changes in currency exchange rates, segment operating profit decreased 12 percent and sales increased 6 percent.

•

The Direct to Consumer segment operating profit increased 16 percent on a sales decline of 3 percent, with strong cost control resulting in an operating margin increase of 210 basis points. The Hosiery segment operating profit and sales decreased by 22 percent and 8 percent, respectively.

2011 Guidance and Macro Trend Discussion

The company expects fourth-quarter net sales of $1.2 billion to $1.3 billion and diluted EPS of $0.47 to $0.57, which equates to $2.75 to $2.85 for the full year. EPS projections assume: efficiency savings from supply chain optimization and the expectation that added costs in 2010 to service strong growth will not recur in 2011; continued investment in trade and media spending consistent with the company’s historical rate; slightly higher interest expense; and a higher full-year tax rate that could range from a percentage in the teens to the low 20s.

Hanes continues to expect free cash flow in 2011 of approximately $100 million to $200 million in spite of higher-than-expected inflation. Included in the free-cash-flow expectation is the substantial impact of inflation on all year-end working capital components, including inventory, accounts receivable and accounts payable.

The company expects its year-end net debt to decrease over 2010 by the amount of free cash flow generated in 2011 and expects its year-end net-debt leverage ratio to improve to 3.0 to 3.5 times EBITDA.

Note on Proprietary Information

As previously communicated, Hanes believes that it has a competitive advantage in managing its business during changing economic environments as a result of both its supply chain visibility and its extensive knowledge of consumer purchasing behavior. Therefore, the company plans to continue treating certain data, such as future cotton cost positions and product pricing details, as proprietary information until actual results are reported.

Note on Non-GAAP Terms and Definitions

EBITDA, net debt, net-debt leverage ratio, and free cash flow are not generally accepted accounting principle measures. EBITDA is earnings before interest, taxes, depreciation and amortization. Net debt is defined as the total of notes payable, current portion of debt and long-term debt, less cash and cash equivalents. The year-end net-debt leverage ratio is calculated by dividing net debt by full-year EBITDA. Free cash flow is defined as net cash provided by operating activities less net capital expenditures.

HanesBrands Reports Third-Quarter 2011 Results and Updates Full-Year 2011

Guidance for EPS and Sales Growth – Page 4

Hanes has chosen to provide these measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating Hanes’ operations. This non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies. See Table 2 for more EBITDA information. Forward-looking non-GAAP measures have not been reconciled to comparable GAAP measures because not all of the information necessary for a quantitative reconciliation is available without unreasonable effort.

Webcast Conference Call

Hanes will host a live Internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The broadcast may be accessed on the home page of the HanesBrands corporate website, www.hanesbrands.com. The call is expected to conclude by 5:30 p.m.

An archived replay of the conference call webcast will be available in the investors section of the HanesBrands website. A telephone playback will be available from approximately midnight EDT today through midnight EST Nov. 9, 2011. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 22420213.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business, as well as guidance as to future performance. Examples of such statements include the statements that follow the heading “2011 Guidance and Macro Trend Discussion” above. These and other forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to successfully manage social, political, economic, legal and other conditions affecting our domestic and foreign operations and supply-chain sources; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the impact of natural disasters; the impact of the loss of one or more of our suppliers of finished goods or raw materials; our ability to effectively manage our inventory and reduce inventory reserves; our ability to optimize our global supply chain; consumer spending levels and the price elasticity of our products; the risk of inflation or deflation; our ability to continue to effectively distribute our products through our distribution network; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; gains and losses in the shelf space that our customers devote to our products; the highly competitive and evolving nature of the industry in which we compete; our ability to keep pace with changing consumer preferences; the impact of any inadequacy, interruption or failure with respect to our information technology or any data security breach; our debt and debt service requirements that restrict our operating and financial flexibility and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; future financial performance, including availability, terms and deployment of capital; our ability to comply with environmental and occupational health and safety laws and

HanesBrands Reports Third-Quarter 2011 Results and Updates Full-Year 2011

Guidance for EPS and Sales Growth – Page 5

regulations; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

HanesBrands

HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear For Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Hanes has approximately 55,000 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found on the Hanes corporate website at www.hanesbrands.com. Hanes is a U.S. Environmental Protection Agency Energy Star Partner of the Year for 2010 and 2011 and ranks No. 91 on Newsweek magazine’s Top 500 greenest U.S. company rankings.

# # #

TABLE 1

HANESBRANDS INC.

Condensed Consolidated Statements of Income

(Amounts in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended			Nine Months Ended
	October 1, 2011	October 2, 2010	% Change	October 1, 2011	October 2, 2010	% Change

Net sales	$1,230,185	$1,173,362	4.8%	$3,491,828	$3,177,054	9.9%

Cost of sales	804,742	809,487		2,284,620	2,110,943

Gross profit	425,443	363,875	16.9%	1,207,208	1,066,111	13.2%
As a % of net sales	34.6%	31.0%		34.6%	33.6%

Selling, general and administrative expenses	272,761	249,815		804,215	743,534
As a % of net sales	22.2%	21.3%		23.0%	23.4%

Operating profit	152,682	114,060	33.9%	402,993	322,577	24.9%
As a % of net sales	12.4%	9.7%		11.5%	10.2%

Other expenses	880	1,094		2,295	5,128
Interest expense, net	38,262	36,326		118,545	110,394

Income before income tax expense	113,540	76,640		282,153	207,055
Income tax expense	22,708	15,328		56,430	23,818

Net income	$90,832	$61,312	48.1%	$225,723	$183,237	23.2%

Earnings per share:
Basic	$0.93	$0.64		$2.31	$1.90
Diluted	$0.91	$0.63	44.4%	$2.28	$1.87	21.9%

Weighted average shares outstanding:
Basic	97,925	96,496		97,559	96,417
Diluted	99,535	97,752		99,200	97,790

TABLE 2

HANESBRANDS INC.

Supplemental Financial Information

(Dollars in thousands)

(Unaudited)

	Quarter Ended			Nine Months Ended
	October 1, 2011	October 2, 2010	% Change	October 1, 2011	October 2, 2010	% Change
Segment net sales:
Innerwear	$515,263	$512,486	0.5%	$1,571,277	$1,522,553	3.2%
Outerwear	432,804	389,474	11.1%	1,094,888	894,653	22.4%
Hosiery	34,481	37,442	-7.9%	113,051	117,273	-3.6%
Direct to Consumer	97,565	100,327	-2.8%	277,819	278,680	-0.3%
International	150,072	133,633	12.3%	434,793	363,895	19.5%

Total net sales	$1,230,185	$1,173,362	4.8%	$3,491,828	$3,177,054	9.9%

Segment operating profit[1]:
Innerwear	$79,353	$55,249	43.6%	$231,321	$225,896	2.4%
Outerwear	55,602	38,349	45.0%	117,025	61,034	91.7%
Hosiery	8,792	11,223	-21.7%	34,465	39,224	-12.1%
Direct to Consumer	12,308	10,569	16.5%	22,070	18,898	16.8%
International	15,839	16,748	-5.4%	53,614	42,462	26.3%
General corporate expenses/other	(19,212)	(18,078)	6.3%	(55,502)	(64,937)	-14.5%

Total operating profit	$152,682	$114,060	33.9%	$402,993	$322,577	24.9%

EBITDA[2]:
Net income	$90,832	$61,312		$225,723	$183,237
Interest expense, net	38,262	36,326		118,545	110,394
Income tax expense	22,708	15,328		56,430	23,818
Depreciation and amortization	22,433	20,549		66,568	63,278

Total EBITDA	$174,235	$133,515	30.5%	$467,266	$380,727	22.7%

[1]

During the first quarter of 2011, HanesBrands revised the manner in which certain expenses, primarily compensation-related expenses, are allocated to segments. As a result of this change, certain prior-year segment operating profit results are revised to conform to the current-year presentation.

[2]

Earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure. HanesBrands has chosen to provide the EBITDA measure to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating HanesBrands’ operations. This non-GAAP information should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles and may be different from non-GAAP or other pro forma measures used by other companies.

TABLE 3

HANESBRANDS INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	October 1, 2011	January 1, 2011
Assets
Cash and cash equivalents	$47,997	$43,671
Trade accounts receivable, net	589,439	503,243
Inventories	1,726,372	1,322,719
Other current assets	211,051	278,038

Total current assets	2,574,859	2,147,671

Property, net	636,409	631,254
Intangible assets and goodwill	605,827	608,766
Other noncurrent assets	401,485	402,311

Total assets	$4,218,580	$3,790,002

Liabilities
Accounts payable and accrued liabilities	$828,472	$688,672
Notes payable	34,111	50,678
Current portion of debt	175,000	90,000

Total current liabilities	1,037,583	829,350

Long-term debt	2,005,735	1,990,735
Other noncurrent liabilities	425,021	407,243

Total liabilities	3,468,339	3,227,328

Equity	750,241	562,674

Total liabilities and equity	$4,218,580	$3,790,002

TABLE 4

HANESBRANDS INC.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	October 1, 2011	October 2, 2010

Operating Activities:
Net income	$225,723	$183,237
Depreciation and amortization	66,568	63,278
Other noncash items	25,598	23,892
Changes in assets and liabilities, net	(344,763)	(307,481)

Net cash used in operating activities	(26,874)	(37,074)

Investing Activities:
Purchases/sales of property and equipment, net, and other	(65,239)	(33,620)

Financing Activities:
Net borrowings on notes payable, debt and other	97,492	107,217

Effect of changes in foreign currency exchange rates on cash	(1,053)	30

Increase in cash and cash equivalents	4,326	36,553

Cash and cash equivalents at beginning of year	43,671	38,943

Cash and cash equivalents at end of period	$47,997	$75,496